CONTRACT SERVICE AGREEMENT

THIS AGREEMENT made with effect from the 20th day of December, 2004 (the "Effective Date").

BETWEEN:

Upstream Biosciences Inc., 305-1338 W. Broadway, Vancouver, BC V6H 1H2

("UBI")

AND:

Inimex Pharmaceuticals Inc., 6660 NW Marine Drive, Vancouver, B.C. V6T IX2, and affiliated companies;

("INIMEX")

WHEREAS:

A.           Subject to UBI's satisfaction of the conditions set out in Sections 5.1 and 5.2, INIMEX has agreed to engage UBI to provide the Services and UBI has agreed to provide such Services, in accordance with the terms and conditions contained herein;

B.           UBI is an independent contractor and is not an employee of or partner or joint venturer with INIMEX;

C.           INIMEX has also requested that UBI enter into this Agreement in order to protect the proprietary interests of INIMEX and UBI has agreed to do so, to specify the obligations that UBI has agreed to accept as a condition of UBI being engaged to provide the Services;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following words and expressions have the following meanings unless the context otherwise requires:

(a)	"Affiliate" has the same meaning as in the Canada Business Corporations Act or any successor legislation, as amended from time to time.

(b)	"Agreement" means this consulting agreement and schedules attached to this consulting agreement, as amended or supplemented from time to time.
(e)	"Business" means the business of discovering and commercially developing, manufacturing, distributing, marketing and selling the Products.
(f)

"Competitive Business" means any firm, company or business that is in the business of discovering and commercially developing, manufacturing, distributing, marketing and selling products that are substantially similar to any of the Products.

(g)

"Confidential Information" means trade secrets and other infon-nation, in whatever form or media, in the possession of INIMEX and owned by INIMEX or by any of its suppliers, distributors, customers or other business partners (collectively, the "Associates"), which is not generally known to the public and has been specifically identified as confidential or proprietary by INIMEX or the Associate from whom INIMEX has obtained its rights, or its nature is such that it would generally be considered confidential in the industry in which INIMEX operates, or which INIMEX is obligated to treat as confidential or proprietary.

Confidential Information includes, without limitation, the following: (i) the Products and confidential or proprietary facts, data, techniques, materials and other information related to the Products or the Business of INIMEX; (ii) all Developments; (iii) information regarding INIMEX's business operations, methods and practices, including market strategies, product pricing, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of INIMEX; (iv) the names of INIMEX's Associates and the nature of INIMEX's relationships with such Associates; and (v) technical and business information of or regarding INIMEX's Associates.

(h)	"Developments" includes, without limitation, all:
(i)

Products, software, documentation, research, data, designs, reports, flowcharts, trademarks, specifications and source code listings, and any related works, including any enhancements, modifications or additions to the Products owned, marketed or used by INIMEX;

(ii)	copyrightable works of authorship including, without limitation, any technical descriptions for Products, user guides, illustrations and advertising materials; and
(iii)

inventions, devices, integrated circuit topographies, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems, methods, operating capabilities and improvements, whether patentable or not, developed, created, generated or reduced to practice by UBI, alone or jointly with others, during the consulting relationship, which result from the consulting relationship or which result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by INIMEX or which reasonably relate to the Business of INIMEX.

(i)	"FPMI Project" refers to the Functional Pathogenomics of Mucosal Immunity Project dated for reference on July 1, 2002, to a research consortium that includes INIMEX. and UBC.
(j)	"Innate Immunity" means inborn non-specific host defence mechanisms that are rapidly marshalled against non-self agents, including but not limited to, bacteria, fungi, viruses or tumour cells.
(k)

"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted

(l)

"Products" means (i) therapies, approaches, screening methodologies, diagnostic assays and therapeutic molecules for treating disease by boosting innate immunity or reducing inflammation; and (ii) any other products that INIMEX discovers or commercially develops during the consulting relationship.

(k)	"Services" means the services set out on Schedule "A" to this Agreement, or on any replacement thereof initialled by the parties.
(1)	"UBC" means the University of British Columbia,
1.2	Entire Agreement

This Agreement supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition affecting this Agreement for which any party can be held responsible in any way, other than as expressed in writing in this Agreement.

1.3	Amendments

No change or modification of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

1.4	Invalidity of Particular Provision

It is intended that all of the provisions of this Agreement will be fully binding and effective between the parties. In the event that any particular provision or provisions or a part of one or more is found to be void, voidable or unenforceable for any reason whatsoever, then the particular provision or provisions or part of the provision will be deemed severed from the remainder of this Agreement. The other provisions of this Agreement will not be affected by the severance and will remain in full force and effect.

1.5	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in such Province.

ARTICLE 2

ENGAGEMENT

2.1	Engagement

INIMEX hereby engages UBI to provide the Services to INIMEX, and UBI hereby covenants and agrees to provide such Services to INIMEX, subject to the terms and conditions of this Agreement. In providing the Services to INIMEX, UBI will:

(a)	act honestly and in good faith in what UBI reasonably believes to be in the best interests of INIMEX;
(b)	exercise the degree of care, diligence and skill that a reasonably prudent consultant would exercise in comparable circumstances; and
(c)	generally use his best efforts to promote the business and interests of INIMEX.
2.2	Business of INIMEX

UBI will not, during the consulting relationship, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the Business of INIMEX.

2.3	Devotion of Time

UBI's services will be required from time to time during the term of this Agreement. While providing the Services, UBI will give INIMEX the full benefit of UBI's knowledge, expertise and ingenuity.

2.4	Fee

INIMEX will pay to UBI a fee (the "Fee") of up to $15000.00 in total, distributed as per: (i) Payment 1: $5000.00 upon initiation of the project (the "Initiation Date"), said date to be defined by the date of execution of Schedule A by INIMEX and, for greater certainty, provided that such date will not occur prior to the satisfaction of the conditions set out in Sections 5.1 and 5.2; (ii) Payment 2: $5000.00 one month following the Initiation Date; and (iii) Payment 3: $5000.00 upon written approval by INIMEX of deliverables 1 and 2 defined in Schedule A of this Agreement.. INIMEX will pay UBI by cash or cheque within ten (10) days of receipt of invoice for these payments. If applicable, Consultant's Goods and Services Tax (GST) number shall be included on the invoice submitted to INIMEX.

2.5	Expenses

INIMEX will reimburse UBI for all travelling and out of pocket expenses actually and properly incurred by UBI in connection with the Services, provided that UBI presents original receipts to INIMEX. Any expenses in excess of $500.00 must be pre-approved by INIMEX.

2.6	Completion and Final Payment

UBI will complete the Services within the term of the Agreement. Payment of any Fees due at the termination of the Agreement will be subject to completion of the Services.

2.7	No Partnership

This Agreement will not be construed as creating a partnership, joint venture or agency relationship between the parties or any other form of legal association that would impose liability upon one party for any act or failure to act by the other party.

ARTICLE 3

CONFIDENTIAL INFORMATION

3.1	General Obligation of Confidentiality

UBI acknowledges that the Confidential Information consists entirely of trade secrets, confidential and proprietary information that is the exclusive property of INIMEX or Associates from whom INIMEX has obtained its rights. UBI will treat the Confidential Information in strict confidence and will not directly or indirectly, either during or subsequent to the consulting relationship, disclose, allow access to, transmit or transfer the Confidential Information to a third party (other than INIMEX's directors, officers, bankers, legal and financial advisors in the ordinary course of business) unless otherwise required by law or by a regulatory authority having jurisdiction over INIMEX, or except as previously approved in writing by INIMEX. UBI will protect such Confidential Information from disclosure by exercising a standard of care as may reasonably be expected to preserve its secret and confidential nature. UBI acknowledges and agrees that nothing contained in this Agreement will be construed as an assignment to UBI of any right, title or interest in the Confidential Information. All right, title and interest relating to the Confidential Information is expressly reserved by INIMEX and the Associates from whom INIMEX has obtained its rights. All documents containing Confidential Information are the property of INIMEX. Without limiting the generality of the foregoing, UBI hereby transfers to INIMEX the property rights in all documents that now or hereafter may contain the Confidential Information.

3.2	Use of Confidential Information

Subject to section 2.1, UBI agrees that at all times during and subsequent to UBI's consulting relationship with INIMEX, UBI will not use any of the Confidential Information in any manner except as reasonably required for UBI to provide the Services. Without limiting the generality of the foregoing, UBI agrees that at all times during and subsequent to the consulting relationship, UBI will not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any product that is competitive with any of the Products.

3.3	Prohibition on Copying

UBI will not copy or reproduce the Confidential Information except in the course of his consulting relationship with and for the benefit of INIMEX or with the written approval of INIMEX. All such copies remain the property of INIMEX.

3.4	Exceptions

Any obligations specified in this Article will not apply to the following:

(a)	any information that is possessed by UBI prior to receipt from INIMEX, other than through prior disclosure by INIMEX, as evidenced by UBI's business records;
(b)	any information that is published or available to the general public, other than through a breach of this Agreement or another agreement of confidentiality with INIMEX;
(c)

any information that is obtained by UBI from a third party with a valid right to disclose it, provided that the third party is not, directly or indirectly, under an obligation of confidentiality to INIMEX;

(d)	any information that is disclosed by UBI with the prior written approval of INIMEX; or
(e)

any information that is required to be disclosed by operation of law or the requirement of a governmental agency, provided that UBI will provide INIMEX with reasonable advance notice of any such proposed disclosure to give INIMEX a reasonable period of time in which to object to such disclosure.

3.5	Injunctive Relief

UBI acknowledges that irreparable harm may result to INIMEX if UBI breaches his obligations under this Article or under section 4.2. UBI acknowledges that such a breach may not properly be compensated by an award of damages. Accordingly, the remedy for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

3.6	Assignment

UBI agrees to make full disclosure to INIMEX of each Development promptly after its creation. UBI hereby assigns and transfers to INIMEX, and agrees that INIMEX will be the exclusive owner of, all of UBI's right, title and interest in and to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein. UBI further agrees to cooperate fully at all times during and subsequent to the consulting relationship with respect to signing further documents and doing such acts and other things reasonably requested by INIMEX, at INIMEX's expense, to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or other similar rights covering the Development. UBI agrees that the obligations in this section will continue beyond the termination of the consulting relationship with respect to any and all Developments created during the consulting relationship. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it will be considered a work made for hire and INIMEX will be considered the author thereof.

3.7	Waiver

UBI agrees that INIMEX, its assignees and their licensees are not required to designate UBI as the author of any Developments. UBI hereby waives in whole all moral rights that he may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

ARTICLE 4

RESTRICTIONS

4.1	Confidential Information of Others

UBI hereby represents and warrants to INIMEX that neither the execution nor the delivery of this Agreement will constitute or result in the breach of or default under any terms, provisions or conditions of, or conflict with or violate any contract to which UBI is a party or is subject to or by which UBI is bound or from which UBI derives benefit. UBI covenants that he will not improperly use or disclose any confidential or proprietary information of his former or current employers, partners, principals, co-venturers or customers and that UBI will not bring onto INIMEX's premises any unpublished documents or any property belonging to any such persons or entities unless such persons or entities have given their consent. In addition, UBI will not violate any non-disclosure or proprietary rights agreement that UBI has signed with any person or entity prior to his execution of this Agreement, or knowingly infringe the intellectual property rights of any third party while a consultant of INIMEX.

4.2	Restrictions

UBI agrees to comply with all of the restrictions set forth below:

(a)

at all times during the consulting relationship and for a period of six months after the termination of the consulting relationship in accordance with this Agreement (regardless of which party terminates the consulting relationship and regardless of the reason for such termination, if any), UBI will not, either individually or in conjunction with any Person, as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, engage in or become financially interested in a Competitive Business anywhere within North America and Europe without the prior written consent of INIMEX. The foregoing will not prevent UBI from holding any class of publicly held shares of a company, partnership or other organization provided that UBI, alone or in conjunction with any other Person, will not directly or indirectly hold more than 10% of the shares of any such class;

(b)

at all times during the consulting relationship and for a period of six months after the termination of the consulting relationship in accordance with this Agreement (regardless of which party terminates the consulting relationship and regardless of the reason for such termination, if any), UBI will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any Competitive Business, any business or actively sought prospective business of INIMEX or any customers with whom INIMEX has current agreements relating to the Business of INIMEX, or with whom UBI has dealt, or with whom UBI has supervised negotiations or business relations, or about whom UBI has acquired Confidential Information in the course of the consulting relationship;

(c)

at all times during the consulting relationship and for a period of one year after the termination of the consulting relationship in accordance with this Agreement (regardless of which party terminates the consulting relationship and regardless of the reason for such termination, if any), UBI will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any person employed by INIMEX or persuade or attempt to persuade any such individual to terminate his or her employment with INIMEX; and

(d)

at all times during the consulting relationship and thereafter, UBI will not directly or indirectly impair or seek to impair any relationships that INIMEX has with its employees, consultants, customers, suppliers, agents or other parties with which INIMEX does business or has contractual relations.

ARTICLE 5

REPRESENTATIONS and WARRANTIES

5.1          UBI warrants that it has the necessary tools and resources to perform the Services. In advance of the Initiation Date and as a condition of Inimex's engagement of UBI hereunder, UBI will submit to INIMEX for approval documentary evidence of access to or ownership of appropriate bioinformatics tools and database(s) for conduct of the Services at an internationally competitive standard, said approval not to be unreasonably withheld.

5.2          UBI warrants that it has the necessary expertise to perform the Services. In advance of the Initiation Date and as a condition of Inimex's engagement of UBI hereunder, UBI will submit to INIMEX for approval documentary evidence of the participation of an internationally recognized expert in bioinformatics analysis. INIMEX reserves the right to obtain third party verification of the qualifications of the UBI expert for the Services requested.

ARTICLE 6

TERM and TERMINATION

6.1	Term

The term of this agreement will be for two (2) months from the Effective Date or the Initiation Date, whichever is later, unless extended by mutual agreement of the parties.

6.2	Termination by Consultant

UBI may, at any time, give 30 days advance written notice to INIMEX of his intention to terminate this Agreement and on the expiration of such period this Agreement will be terminated. Such notice may expire on any day of the month and any Fees payable hereunder will be proportioned to the date of such termination. The parties hereby agree that in order to protect INIMEX's proprietary interests, INIMEX may, in its sole discretion, waive its right to receive advance written notice from UBI and end this Agreement immediately by providing to UBI the Fees that had been proportionally accrued by UBI prior to termination.

6.3	Termination by Company

INIMEX may, at any time in its sole discretion, terminate this Agreement without advance notice by delivering written notice to UBI accompanied by the Fees that had been proportionally accrued by UBI prior to termination.

6.4	Return of Property

Upon termination of this Agreement, UBI will return to INIMEX all Company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in UBI's possession or control pertaining to the consulting relationship, without retaining any copies or records of any Confidential Information whatsoever.

ARTICLE 7

GENERAL

7.1	Arbitration

All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, will be referred to and finally resolved by arbitration under the Rules of the British Columbia International Commercial Arbitration Centre. The appointing authorities will be the British Columbia International Commercial Arbitration Centre. The case will be administered by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedures for Cases Under the BCICAC Rules". The place of arbitration will be Vancouver, British Columbia, Canada.

7.2	Notices

Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by delivering or faxing same to INIMEX or UBI, as the case may be, as follows:

(a)	To UBI at:

Upstream Biosciences Inc.

305-1338 W. Broadway

Vancouver, BC V6H 1H2

Attention: Joel Bellenson

Fax No.:(604) 730-0820

(b)	To INIMEX at:

6660 NW Marine Drive

Vancouver, B.C.

Canada V6T IX2

Attention: Jeffrey Bacha

Fax No.: (604) 225-2257

Any such notice, direction, request or other communication will be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next business day after receipt of transmission. Either party may change its fax number or address for service from time to time by notice in accordance with the foregoing.

7.3	Waiver

No failure or delay on the part of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right, nor will any single or partial exercise of any such right or power preclude any further or other exercise of such right or power under this Agreement. No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of this Agreement will be effective unless it is in writing. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any party in any circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

7.4	Enurement

This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

6.5	Survival

The provisions of Articles 1, 3 and 5 and of section 4.2 of this Agreement will survive the termination of this Agreement and the consulting relationship.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

UPSTREAM BIOSCIENCES INC.		INIMEX PHARMACEUTICALS INC.
By:	/s/ Joel Bellenson	By:	/s/ Jeffrey A. Bacha
Authorized Signatory		Authorized Signatory
Name:	Joel Bellenson	Name:	Jeffrey A. Bacha
Title:	President & CEO	Title:	President & CEO
Date:		Date:

Schedule "A" - Services

•	Providing critical input related to the commercial potential of Confidential Information supplied by INIMEX, in particular in UBI's area of expertise in bioinformatics and computer software;

Deliverable #1

A report summarizing the commercial potential of software tools developed by the FPMI project.

Deliverable #2

A detailed proposal for utilizing UBI's software tools and databases for analysis and interpretation of INIMEX's genomics and proteomics data.

•	Such other services as the Chief Executive Officer may reasonably require UBI to provide.

UBI hereby consents to initiating the Services.

UPSTREAM BIOSCIENCES INC.
By:	/s/ Joel Bellenson
Authorized Signatory
Name:	Joel Bellenson
Title:	President & CEO
Date:

INIMEX hereby consents to the initiation the Services.

INIMEX PHARMACEUTICALS INC.
By:	/s/ Jeffrey A. Bacha
Authorized Signatory
Name:	Jeffrey A. Bacha
Title:	President & CEO
Date: